EXHIBIT 99.1

Animal Health International, Inc. Reports Its Second Quarter of Fiscal 2011 Earnings

WESTLAKE, Texas, Feb. 8, 2011 (GLOBE NEWSWIRE) -- Animal Health International, Inc. (Nasdaq:AHII), a leading distributor of animal health products in the United States and Canada, today reported its financial results for the Company's second fiscal quarter, which ended December 31, 2010.

Results include the following highlights.

Three Months Ended December 31, 2010

  Net sales increased 16.3%, to $198.2 million, compared to $170.5 million for the same period a year ago. The increase in net sales was primarily attributable to improving economics in the beef market as well as continued growth in our veterinary business.
  Gross margin increased $3.1 million for the quarter, with $4.5 million due to higher sales volume partially offset by a shift in mix to lower margin products of $0.9 million and a special one-time promotional rebate received last year of $0.5 million. Margin for the quarter was 16.4% of net sales, compared to 17.3% last year.
  Selling, General and Administrative (SG&A) expenses declined to 12.5% of sales this year compared to 13.8% in the same period last year. SG&A expenses increased $1.3 million from the same period last year largely due to increased sales.
  Adjusted earnings before interest, tax, depreciation and amortization (Adjusted EBITDA) increased by 29.8% or $1.9 million to $8.1 million for the quarter, compared to $6.2 million last year.
  Net income increased 52.5% to $1.9 million, or $0.07 per fully diluted share, compared to $1.2 million or $0.05 per fully diluted share in last year's second quarter. The net income for the quarter included a one-time adjustment for the completion of the FY2010 Canadian tax provision of $0.4 million. Net income excluding this adjustment would have been $2.3 million and an 87.1% increase over last year. Earnings per share would have been $0.09 without the one-time tax provision.

Fiscal Year to Date December 31, 2010

  Net sales for the year to date were $374.7 million, an increase of 12.9% compared to $331.8 for the same period a year ago. Sales to beef producers and veterinarians led the increase.
  Gross margin increased $4.5 million, compared to the same period last year, with $7.2 million due to the increase in volume, offset $2.0 million by a shift in mix to lower margin product and a special one-time promotional rebate received last year of $0.5 million. Margins for the first half were 16.0% of net sales, compared to 16.7% last year.
  SG&A expenses declined to 13.2% of sales compared to 14.0% last year. SG&A increased $3.3 million from the same period last year primarily due to increased sales volume.
  Adjusted EBITDA for the first half of the fiscal year increased 16.7% or $1.6 million to $11.2 million, compared to $9.6 million in the same period last year.
  Net income was $1.3 million or $0.05 per fully diluted share, compared to last year's net income of $0.5 million or $0.02 per fully diluted share. The net income for the year to date included a one-time adjustment for the completion of the FY2010 Canadian tax provision of $0.4 million. Net income excluding this adjustment would have been $1.8 million. Earnings per share would have been $0.07 without the one-time tax provision.

Jim Robison, Chairman and Chief Executive Officer, stated, "We are executing well and pleased with our second quarter results. With the refinancing of our debt completed during the quarter and good results, we are optimistic about the year."

At December 31, 2010, the Company's availability under its revolving credit facility totaled $30.1 million, and the Company is in compliance with all of its financial covenants.

Fiscal Year 2011 Guidance

The following statements are based on current information and the Company assumes no obligation to update them. These statements are forward-looking and inherently uncertain.

Management forecasts that our Adjusted EBITDA for the fiscal year ending June 2011 will be in the range of $25 - $27 million. This guidance excludes any projections of future acquisitions.

Conference Call

The Company plans to host its investor conference call today at 10:00 a.m. Eastern Time to discuss these results and its business outlook. You can access the conference call by dialing 877-407-9210. Participants will be required to register their name and company affiliation for the conference call.  Audio replay will be made available by accessing the Company's web site at www.ahii.com under the Investor Relations tab.

Use of Non-GAAP measures

Adjusted EBITDA represents net income (loss) before interest expense, income tax expense, depreciation and amortization, goodwill impairment, stock-based compensation expense, and acquisition costs. We present Adjusted EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense), the non-cash impact of stock-based compensation expenses and the impact of purchase accounting. Because Adjusted EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use Adjusted EBITDA in measuring our performance relative to that of our competitors and in evaluating acquisition opportunities. Adjusted EBITDA is not a measurement of our financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity. We understand that although Adjusted EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements;
  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and
  Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

About Animal Health International, Inc.

Animal Health International, Inc., through its wholly owned subsidiaries, is engaged in the distribution of animal health products in the United States and Canada. The Company's subsidiaries distribute more than 40,000 products sourced from over 1,500 manufacturers to over 71,000 customers, including veterinarians, production animal operators, and animal health product retailers. Products the Company's subsidiaries distribute include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, sanitizers, pet foods, devices and supplies. The Company was founded in 1954, and has its corporate headquarters located in Westlake, Texas.

The Animal Health International logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3240

Safe Harbor for Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Animal Health International can give no assurance that expectations will be attained. Factors that could cause actual results to differ materially from our expectations include, but are not limited to, the current general economic conditions, our inability to maintain relationships with manufacturers, an adverse change in manufacturer rebates or our inability to meet applicable rebate targets, the outbreak of infectious disease within an animal population, the loss of products or delays in product availability from one or more manufacturers, the loss of key personnel, the consolidation among animal health product vendors, consolidation among our customers, currency exchange rates and other risks detailed in our filings with the Securities and Exchange Commission, including our 2010 Annual Report on Form 10-K, which was filed on September 10, 2010. Such forward-looking statements speak only as of the date of this press release. Animal Health International expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Animal Health International's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

ANIMAL HEALTH INTERNATIONAL, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended December 31,		Six months ended December 31,
	2010	2009	2010	2009
Net sales	$198,220	$170,487	$374,695	$331,816
Direct cost of products sold	165,745	141,071	314,830	276,454
Gross Profit	32,475	29,416	59,865	55,362
Selling, general, and administrative expenses (including salary, wages, commission, and related benefits)	24,793	23,540	49,595	46,328
Depreciation and amortization	2,006	2,022	3,943	4,000
Operating income	5,676	3,854	6,327	5,034
Other income (expense):
Other income	167	166	308	300
Interest expense	(2,176)	(2,068)	(3,757)	(4,579)
Income before income taxes	3,667	1,952	2,878	755
Income tax expense	(1,809)	(734)	(1,535)	(284)
Net income	$1,858	$1,218	$1,343	$471
Income per share:
Basic	$0.07	$0.05	$0.05	$0.02
Diluted	$0.07	$0.05	$0.05	$0.02
Weighted average shares outstanding:
Basic	24,794	24,691	24,794	24,691
Diluted	25,396	24,691	25,284	24,691

ANIMAL HEALTH INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

Assets	December 31, 2010	June 30, 2010
Current assets:
Cash and cash equivalents	$1,736	$2,243
Accounts receivable, net	92,924	77,954
Merchandise inventories, net	109,908	99,545
Other current assets	4,409	5,097
Total current assets	208,977	184,839
Noncurrent assets:
Property, plant, and equipment, net	14,411	14,657
Goodwill and other intangible assets, net	122,373	122,391
Other noncurrent assets, net	4,570	3,044
Total assets	$350,331	$324,931
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$99,437	$94,705
Accrued liabilities	13,809	9,891
Current portion of long-term debt	433	129,339
Total current liabilities	113,679	233,935
Noncurrent liabilities:
Long-term debt, net of current portion	144,600	—
Other noncurrent liabilities	23,524	24,532
Total liabilities	281,803	258,467

Stockholders' equity	68,528	66,464
Total liabilities and stockholders' equity	$350,331	$324,931

ANIMAL HEALTH INTERNATIONAL, INC.
Adjusted EBITDA Reconciliation
(In thousands)
(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2010	2009	2010	2009
Net income	$1,858	$1,218	$1,343	$471
Interest expense	2,176	2,068	3,757	4,579
Income tax expense	1,809	734	1,535	284
Depreciation and amortization	2,006	2,022	3,943	4,000
Stock-based compensation	222	140	436	245
Acquisition costs	22	55	230	55
Adjusted EBITDA	$8,093	$6,237	$11,244	$9,634
CONTACT: Animal Health International, Inc.
         William F. Lacey
         817-859-3000